                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

-------------------------------------------------------------------------------
                         TAPISTRON INTERNATIONAL, INC.
               (Name of Registrant as Specified in Its Charter)
-------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box): N/A

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
[_] $Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)Title of each class of securities to which transaction applies:

                                 Common Stock
-------------------------------------------------------------------------------

(2)Aggregate number of securities to which transaction applies:

                                  10,526,295
-------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                      N/A
-------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

                                      N/A
-------------------------------------------------------------------------------

(5) Total fee paid: None
-------------------------------------------------------------------------------

  [_] Fee paid previously with preliminary materials.

  [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)92) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
-------------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:
-------------------------------------------------------------------------------

  (3) Filing Party:
-------------------------------------------------------------------------------

  (4) Date Filed:
-------------------------------------------------------------------------------

                     [TAPISTRON INTERNATIONAL LETTERHEAD]

                                                         December 13, 1996

TO THE SHAREHOLDERS OF
TAPISTRON INTERNATIONAL, INC.

  In connection with the 1996 Annual Meeting of Shareholders of your Corporation to be held on January 21, 1997, we enclose a Notice of Annual Meeting of Shareholders, a Proxy Statement, and a form of Proxy.

  At the meeting, you will be asked to (i) elect two Class I directors who will serve three-year terms, or until their successors are duly elected and qualified, and two Class II directors who will serve two-year terms, or until their successors are duly elected and qualified, and (ii) to ratify the appointment of Dudley, Hopton-Jones, Sims & Freeman, PLLP, as the Corporation's independent accountants and auditors for fiscal 1997. Information about these matters is contained in the attached Proxy Statement.

  Detailed information relating to the Corporation's activities and operating performance during the fiscal year ended July 31, 1996 is contained in the Annual Report on Form 10-K of the Corporation, which is being mailed to you with this Proxy Statement, but is not a part of the proxy soliciting material. If you do not receive or have access to the 1996 Annual Report, please notify Gary L. Coulter, Secretary, Tapistron International, Inc., 6203 Alabama Highway, P. O. Box 1067, Ringgold, Georgia 30736, (706) 965-9300.

  You are cordially invited to attend the 1996 Annual Meeting of Shareholders in person. We would appreciate your completing the enclosed form of proxy so that your shares can be voted in the event you are unable to attend the meeting. If you are present at the meeting and desire to vote your shares personally, your form of proxy will be withheld from voting upon your request prior to balloting. We urge you to return your proxy card to us in the stamped envelope as soon as possible.

                                          Sincerely yours,

                                          /s/ J. Darwin Poe
                                          -------------------------------------
                                          J. Darwin Poe
                                          Chief Executive Officer

                         TAPISTRON INTERNATIONAL, INC.
                             6203 ALABAMA HIGHWAY
                                P. O. BOX 1067
                            RINGGOLD, GEORGIA 30736

-------------------------------------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  TO BE HELD

                             JANUARY 21, 1997

-------------------------------------------------------------------------------

To the Shareholders of Tapistron International, Inc.:

  Notice is hereby given that the 1996 Annual Meeting of Shareholders of Tapistron International, Inc. (the "Company"), will be held on January 21, 1997, at 11:00 a.m., local time, at the Company's offices at 6203 Alabama Highway, Ringgold, Georgia 30736, for the following purposes:

  1. To elect two (2) Class I directors to serve a three-year term or until their successors have been duly elected and qualified, and two (2) Class II directors to serve a two-year term or until their successors have been duly elected and qualified.

  2. To ratify the appointment by the Board of Directors of the Company's independent auditors for the 1997 fiscal year.

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on November 25, 1996 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the 1996 Annual Shareholders' Meeting. The stock transfer books of the Company will not be closed.

                                          By Order of the Board of Directors

                                          /s/ Gary L. Coulter
                                          Secretary

December 13, 1996

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE STAMPED ENVELOPE PROVIDED. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                         TAPISTRON INTERNATIONAL, INC.
                             6203 ALABAMA HIGHWAY
                                P. O. BOX 1067
                              RINGGOLD, GA 30736

-------------------------------------------------------------------------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD JANUARY 21, 1997

-------------------------------------------------------------------------------

  This statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "1996 Annual Meeting") of the Company to be held on January 21, 1997 at 11:00 a.m., local time, at the Company's offices at 6203 Alabama Highway, Ringgold, Georgia 30736, and at any adjournment or adjournments thereof.

  The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company. The entire cost of soliciting these proxies will be borne by the Company. In addition to being solicited through the mails, proxies may be solicited personally or by telephone or telegraph by officers, directors and employees of the Company who will receive no additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, who will be reimbursed for their reasonable expenses incurred in such connection.

  It is expected that this Proxy Statement and the accompanying form of proxy will first be sent to shareholders on or about December 13, 1996.

  At the 1996 Annual Meeting, the shareholders will vote to elect two (2) Class I and two (2) Class II directors and to ratify the Board of Directors selection of the Company's independent auditors for the fiscal year 1997. The affirmative vote of a plurality of the shares present or represented at the meeting, if a quorum exists, is required to elect the directors and to ratify the Board of Directors' selection of the Company's independent auditors for the fiscal year 1997. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the 1996 Annual Meeting is necessary to constitute a quorum.

  Shareholders are urged to sign the enclosed form of proxy and return it promptly in the envelope enclosed for that purpose. Proxies will be voted in accordance with the shareholders' directions. If no directions are given, proxies will be voted FOR the election of the nominees named herein as directors and FOR the ratification of the authority of the Audit Committee of the Board of Directors to select the Company's independent auditors for the fiscal year 1997.

  The Board of Directors knows of no other business to be presented at the 1996 Annual Meeting. If any other business is properly presented, the person named in the enclosed proxy will use his discretion in voting the shares. The proxy may be revoked at any time prior to the voting thereof by written request to the Company at 6203 Alabama Highway, P. O. Box 1067, Ringgold, Georgia 30736, Attention: Gary Coulter, Secretary. The proxy may also be revoked by submission to the Company of a more recently dated proxy. The giving of the proxy will not affect the right of a shareholder to attend the 1996 Annual Meeting and vote in person.

                         OUTSTANDING VOTING SECURITIES

  Only shareholders of record on November 25, 1996, are entitled to notice of and to vote at the 1996 Annual Meeting. On that date there were 10,526,295 shares of common stock issued and outstanding. The holder of each share of common stock is entitled to one vote on all matters submitted before the 1996 Annual Meeting or any adjournments of the 1996 Annual Meeting.

                             ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes, each class to be elected for three-year terms. All members of the Board of Directors have either resigned previously or have consented to terminate their terms upon the election of the new Board. Consequently, at the 1996 Annual Meeting, all six seats on the Board of Directors will be vacant. The Board of Directors has nominated two individuals to serve as Class I directors to serve until the 1999 Annual Meeting or until their successors are duly elected and qualified, and two individuals to serve as Class II directors to serve until the 1998 Annual Meeting or until their successors are duly elected and qualified. The Board of Directors has not nominated any individuals to serve as Class III directors, as no qualified nominees were available. It is the intention of the Board of Directors that the new Board would, in accordance with the By-laws, seek to fill the two Class III seats as soon as possible, and that those seats would again be up for election at the 1997 Annual Meeting regardless of whether they are filled by the new Board of Directors. If any nominee should be unable to accept nomination or election as a director, which is not expected, the proxies may be voted with discretionary authority for a substitute designated by the Board of Directors; provided, however, that the proxies may not be voted for more than four nominees to the Board of Directors at the 1996 Annual Meeting. The election of a director requires the affirmative vote of a plurality of shares present or represented at the meeting.

  Certain information regarding the persons nominated by the Board of Directors for election as directors is set forth below:

                        POSITION(S) WITH THE    DIRECTOR
NAME             AGE          COMPANY            SINCE
----             ---    --------------------    --------
CLASS I: NOMINEES FOR 3 YEAR TERMS EXPIRING AT 1999
ANNUAL MEETING:
J. Darwin Poe     51 President, Chief Executive   1995
                     Officer and Director
Gary L. Coulter   50 Director                     1996
CLASS II: NOMINEES FOR 2 YEAR TERMS EXPIRING AT 1998
ANNUAL MEETING:
Robert Culbreth   75 Director                     1987
Kim Amos          39 Director, Vice-President     1996
                     of Engineering

----------------

Set forth below is certain additional biographical information concerning the nominees for directors of the Company.

  GARY L. COULTER. From April 1996 to present, Mr. Coulter served as Vice-Chairman of the Board of Directors of the Company. Mr. Coulter has also served as Chairman of the Board and Chief Executive Officer of Spintek Gaming Technologies, Inc. ("Spintek") since October 1996; Vice Chairman and Chief Operating Officer of Spintek from April 1996 until October 1996; President, Chief Operating Officer, and Director from April 1994 until March 1996 of Private Biologicals Corporation, a developer of biological products and treatments for cancer; private practice of law from August 1992 until December 1992; Chief Executive Officer and Director from December 1992 until March 1994 of Omega International, Inc., developer of natural products for the treatment of AIDS; President, Chief Operating Officer, and Director from March 1986 until August 1, 1996 of Woodruff Investment Co., a developer, manager, and financer of real estate investments; and from January 1996 to the present he has practiced law with Malcolm C. Davenport V.

  J. DARWIN POE has spent his entire professional career in the U.S. carpet industry. He has held various management positions with industry leaders such as Bibb Company, WestPoint Pepperell. Amoco Fabrics and Fiber Company, and he was Chief Operating Officer of Desoto Falls, Inc. of Dalton, Georgia. Mr. Poe is a graduate of Auburn University with a degree in Textile Engineering and an MBA from Brenau University.

  ROBERT E. CULBRETH. Mr. Culbreth has been a director of the Company since June 1987. He has been Secretary-Treasurer of the Skinner Corporation, a West Point, Georgia based furniture sales organization, since February 1983. He was a partner with the national accounting firm of Grant Thornton in Atlanta, Georgia from 1972 until he joined the Skinner Corporation.

  KIM AMOS. Mr. Amos started his professional career in 1983 with SWI--Cobble Division, a leading manufacturer of tufting machinery and peripheral tufting equipment. While at Cobble he initially served in electrical engineering, where he supported manufacturing, customer service, and special projects, and focused on introducing new technologies into the industry. In February 1990, Mr. Amos was contacted by the company to help develop the Computerized Yarn Placement (CYP) Machine and was instrumental in that effort. He joined the company in July 1990. Mr. Amos now serves as Vice President of Operations and has been a Director since February 1996.

  There are no arrangements or understandings known to the Company between any of the Directors or executive officers of the Company and any other person, pursuant to which any of such persons was or is to be selected as Director or an executive officer. There are no family relationships between any Director or executive officer of the Company.

  Directors hold office until the expiration of their respective terms or until their successors are elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors. During the fiscal year ended July 31, 1996, the Company's Board of Directors held 14 meetings.

  The Company has no standing audit, nominating or compensation committees of the Board of Directors.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

CASH COMPENSATION

  The following table shows the aggregate cash compensation paid during the fiscal year ended July 31, 1996 to the Company's Chief Executive Officer. No other executive officers of the Company received cash compensation in excess of $100,000 in fiscal 1996.

                          SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                 ------------------------------------- --------------------------------
                                                                                             POTENTIAL
                          FISCAL                        OTHER ANNUAL   SECURITIES UNDERLYING REALIZABLE
NAME AND POSITION          YEAR  SALARY ($) BONUS ($) COMPENSATION ($) OPTIONS/SAR (#)(/2/)    VALUE
-----------------         ------ ---------- --------- ---------------- --------------------- ----------
J. Darwin Poe, Chairman,   1996   $58,077      -0-          -0-               150,000         N/A(/2/)
President and Chief
Executive Officer(/1/)

--------
(1) Mr. Poe joined the Company in July 1995.
(2) Mr. Poe was granted options to acquire 150,000 shares of common stock during fiscal year 1996 but has agreed that the options will be cancelled pursuant to the Company's Plan of Reorganization filed November 20, 1996 under Chapter 11 of the United States Bankruptcy Code.

                         OPTION GRANTS IN FISCAL 1996

                            % OF TOTAL OPTIONS
                    OPTIONS     GRANTED TO     EXERCISE PRICE
NAME                GRANTED EMPLOYEES IN 1996      ($/SH)     EXPIRATION DATE
----                ------- ------------------ -------------- ---------------
J. Darwin Poe(/1/)  150,000        100%            $1.25            N/A

--------

(1) Mr. Poe was granted options to acquire 150,000 shares of common stock during fiscal year 1996 but has agreed that the options will be cancelled pursuant to the Company's Plan of Reorganization filed November 20, 1996 under Chapter 11 of the United States Bankruptcy Code.

                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                  YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                   NUMBER OF SECURITIES  VALUE OF THE UNEXERCISED
                                                  UNDERLYING UNEXERCISED       IN-THE-MONEY
                         SHARES ACQUIRED  VALUE    OPTIONS/SARS HELD AT        OPTIONS/SARS
          NAME             ON EXERCISE   REALIZED   JULY 31, 1996 (#)        AT JULY 31, 1996
          ----           --------------- -------- ---------------------- ------------------------
J. Darwin Poe...........         0           0         150,000 / 0                0 / 0

--------
(1) Mr. Poe was granted options to acquire 150,000 shares of common stock during fiscal year 1996 but has agreed that the options will be forfeited prior to exercise pursuant to the Company's Plan of Reorganization filed November 20, 1996 under Chapter 11 of the United States Bankruptcy Code.

  The Board's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and enable the Company to attract and retain qualified executives. Target levels of overall executive compensation are intended to be consistent with those of others in the Company's industry, but are increasingly being weighted toward corporate performance in accordance with the Company's long-term strategic plan.

  The Company's executive officer compensation program is comprised of base salary, cash incentive bonus compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical plans generally available to all employees of the Company.

  Base Salary. Base salary levels for the Company's executive officers together with option grants and benefits are intended to be competitively set relative to companies of comparable size and stage of development within the high-technology industries in the Company's geographic area. In determining base salaries the Compensation committee also takes into account individual experience and performance as well as specific issues relating to the Company.

  Incentive Bonus Compensation. The Board of Directors may periodically award bonuses to executives in order to provide a direct financial incentive, in the form of a cash bonus, to executives to achieve individual and Company objectives. The amount of the bonus is determined based upon the Board's evaluation of each executive's performance and in accordance with employment agreements with certain executives. No cash bonuses were awarded during the year ended July 31, 1996.

  Stock Option Program. The 1992 Stock Option Plan is the Company's long-term incentive plan for executive officers, directors and other selected employees. The objective of the program is to retain and motivate executives to improve long-term stock performance. Stock options are generally granted at the prevailing market value and will only have value if the Company's stock increases. Generally, grants vest in equal amounts over three years for non-executives, with executives' grants generally vesting over a shorter period of time. No options were granted during the fiscal year ended July 31, 1996.

  Directors' Compensation. Directors receive no cash compensation for serving on the Board. However, non-employee directors are eligible to participate in the Company's 1992 Stock Option Plan. No grants of options were made to any directors during fiscal year ended July 31, 1996.

PERFORMANCE GRAPH

  The following graph compares the percentage change in the Company's cumulative total shareholder return with returns based on the Nasdaq Stock Market (U.S. companies) Index and a peer group index, consisting of companies reporting under the Standard Industrial Classification Code 355 (Special Industry Machinery, Except Metalworking Machinery).

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                         TAPISTRON INTERNATIONAL, INC.


Prepared by the Center for Research in Security Prices
Produced on 11/27/96 including data to 07/31/96


                                   [GRAPHIC]

--------------------------------------------------------------------------------
                                    LEGEND

Symbol       CRSP Total Returns Index For:         07/31/91  07/31/92  07/30/93  07/29/94  07/31/95  07/31/96
------       ----------------------------          --------  --------  --------  --------  --------  --------
   box       Tapistron International, Inc.                      90.0     112.0      44.0      22.0       3.0
   star      Nasdaq Stock Market (US Companies)       90.2     105.9     128.8     132.6     186.1     202.7
   triangle  NASDAQ Stocks (SIC 3550-3559 US          93.8     114.2     276.4     358.3     837.3     436.4
               Companies) Special Industry
               Machinery, Except Metalworking
               Machinery

Notes:
  A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
  B. The Indexes are reweighted daily, using the market capitalization on the previous trading day.
  C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
  D. The index level for all series was set to $100.0 on 06/24/92.
--------------------------------------------------------------------------------

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to all persons, or group of persons known by the Company to own beneficially more than five percent of the Common Stock of the Company, and as to the beneficial ownership thereof of the executive officers and directors of the Company, individually and as a group, all as at October 25, 1996:

               NAME AND ADDRESS                      SHARES       PERCENTAGE
           OF BENEFICIAL OWNER (A)             BENEFICIALLY OWNED OWNERSHIP
           -----------------------             ------------------ ----------
Robert Culbreth (b)...........................      170,446           1.6%
J. Darwin Poe (c).............................      150,000           1.4%
Kim Amos (d)..................................       20,586             *
Gary L. Coulter...............................          -0-            .0%
All Directors and Executive Officers
as a Group (Five persons)
(b)(c)(d).....................................      341,320          3.16%

--------
(a) Addresses are shown only for the beneficial owners of at least five percent of the class of security shown. Except as otherwise noted, all of the shares and options reflected in this table are owned with sole investment and voting power.

(b) Includes options to acquire 125,000 shares of the Company's Common Stock, which options are currently exercisable, and which options will be cancelled pursuant to the Company's proposed Plan of Reorganization filed under Chapter 11 of the United States Bankruptcy Code on November 20, 1996, and 15,002 shares held by members of Mr. Culbreth's immediate family.

(c) All shares attributed to Mr. Poe result from his ownership of currently exercisable options to acquire shares of the Company's Common Stock and which options will be cancelled pursuant to the Company's proposed Plan of Reorganization filed under Chapter 11 of the United States Bankruptcy Code on November 20, 1996.

(d)Mr. Amos directly owns 3,286 shares and 17,300 shares are owned by his wife.

* Less than 1%.
--------

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  During the three years ended July 31, 1996, the Company borrowed various amounts from a principal shareholder and former director of the Company and his family members, who are also shareholders. The shareholder was a director during the year ended July 31, 1996. As of July 31, 1996, the Company was indebted to this shareholder in the amount of $625,000 through a line of credit agreement bearing interest at 10%.

  During the year ended July 31, 1996, the Company expensed $219,000 in consulting, legal, and administrative fees owed to a principal shareholder. The Company was also indebted to this shareholder's law firm for $174,000 for legal fees in association with the reorganization.

  During the year ended July 31, 1994, the Company contracted with an engineering consulting firm, whose Chief Executive Officer and President was also a director of the Company, to develop a new model of the CYP machine. During the years ended July 31, 1994, 1995, and 1996, the Company incurred approximately $2,733,000, $2,643,000 and $0, respectively, in fees to this firm.

  During the year ended July 31, 1996, consulting fees of $50,000 were paid to a capital company whose Chairman is a former director of the Company. Also during the year ended July 31, 1996, $50,000 was borrowed from this capital company.

  During the year ended July 31, 1996, the Company borrowed approximately $16,000 from an officer of the Company. The amount was also paid back to the officer during the year.

  During the year ended July 31, 1996, 200,000 shares of the Company's common stock were issued to two former directors in consideration for services rendered to the Company.

  All transactions involving related parties must be approved by a majority of the disinterested members of the Company's Board of Directors. The Company has, and expects to have, transactions in the ordinary course of its business with directors and officers of the Company and their affiliates, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties.

            RATIFICATION OF SELECTION OF 1997 INDEPENDENT AUDITORS

  The Board of Directors has selected the Company's independent auditors for the year 1997, subject to approval by the shareholders not later than the date of the 1996 Annual Meeting. Dudley, Hopton-Jones, Sims & Freeman, PLLP, served as independent auditors of the Company for the year ended July 31, 1996. Representatives of the firm will be present at the 1996 Annual Meeting, and have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

  The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting is required to ratify the selection of the Company's independent auditors for the year 1997.

  THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" RATIFICATION OF THE SELECTION OF THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR 1997.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  The federal securities laws require the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any securities of the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended July 31, 1996, all of the Company's officers and directors made all required filings in a timely manner.

                SHAREHOLDERS' PROPOSALS FOR 1997 ANNUAL MEETING

  Shareholders' proposal intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company no later than August 14, 1997 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

  The Board of Directors, at the time of the preparation of this Proxy Statement, knows of no business to come before the meeting other than that referred to herein. If any other business should come before the meeting, the persons named in the enclosed Proxy will have discretionary authority to vote all proxies in accordance with his best judgment.

  UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THE 1996 ANNUAL MEETING, THE COMPANY, WITHOUT CHARGE, WILL PROVIDE A COMPLETE COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JULY 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO GARY L. COULTER, SECRETARY, TAPISTRON INTERNATIONAL, INC., 6203 ALABAMA HIGHWAY, P. O. BOX 1067, RINGGOLD, GEORGIA 30736, WHICH IS THE ADDRESS OF THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Gary L. Coulter
                                          -------------------------------------
                                          Secretary

Ringgold, Georgia

December 13, 1996

                         ANNUAL REPORT TO SHAREHOLDERS

                         TAPISTRON INTERNATIONAL, INC.
                                P. O. BOX 1067
                             6032 ALABAMA HIGHWAY
                            RINGGOLD, GEORGIA 30736
                      (706) 965-9300  FAX (706) 965-9310

     The annual report of the Company to the Securities and Exchange Commission on Form 10-K for the fiscal year ended July 31, 1996 is being distributed to the shareholders as the annual report to shareholders of the Company to accompany the Company's proxy statement for the annual shareholders meeting.

                         TAPISTRON INTERNATIONAL, INC.

                                    PART I

Item 1.  BUSINESS

GENERAL

     Tapistron International, Inc. (the "Company" or "Tapistron") was organized for the purpose of developing or acquiring proprietary technologies in the textile industry and commercializing such technologies on a global basis. The Company was incorporated under the laws of the State of Georgia on February 7, 1986, under the name of Textile Corporation of America. On July 19, 1986, the Company exchanged shares of common stock for all of the outstanding stock of Fabrication Center, Inc. ("FCI") in a transaction accounted for as a pooling of interests. On July 16, 1991, the name was changed from Textile Corporation of America to Tapistron International, Inc. All references to the Company include Fabrication Center, Inc., its wholly owned subsidiary.

     The Company's initial technology has been the development of a Computerized Yarn Placement ("CYP") machine, for producing tufted carpets and rugs in highly versatile patterns, colors and textures. The Company believes that the potential market for its technologically advanced tufting machine lies with manufacturers that wish to meet the growing demand for patterned products witnessed in the commercial and residential floor covering markets. Virtually all existing tufting machines, which produce piled products by inserting tufts of yarn into a primary backing, are limited in their ability to produce a broad range of patterned, multi-colored and multi-textured products. Most existing weaving looms, which create the primary backing in the weaving process, require an extremely time-consuming and labor intensive process to effect pattern and color changes. The Company's CYP machine requires only minutes to change pattern, color, texture and density combinations. Because of its compatibility with commercially available pattern entry systems, such as those used by many major textile manufacturers, virtually any hand-drawn, painted, photographed or scanned image can be reproduced on the finished tufted product. The CYP machine is not in the same market as, and will not compete with, low end solid color plain cut pile carpet producing equipment, but is designed to provide an
alternative to current methods of producing patterned products.   During the
year ended July 31, 1996, the Company sold one 4.4 meter CYP machine.

INDUSTRY

     The textile industry is one of the major industrial classifications in the United States economy. Total annual dollars spent in 1995, based on D.O.C. office of Textiles and Apparel, was over $86 billion. Many of the individual segments within the textile industry are themselves considered separate industries. The existing technologies of the Company focus on the carpet industry.

Carpet Industry
---------------

     The domestic carpet industry as we know it today, is a major subset of the textile industry and dates back to the development of the tufting machine in the 1950's. While there are a variety of techniques for the production of carpet and other fabric floor coverings, the dominant means of production today is machine tufting. Tufting is a process whereby tufts of yarn are inserted into a sheet of fabric called a primary backing. The tufts, which are closely spaced to form the pile, are inserted into the backing by vertical, reciprocating needles similar to those of a conventional sewing machine. Modern tufting machines consist of one or more rows or "bars" of hundreds of threaded needles across the width of the machine which insert the tufts as the primary backing is fed through the machine beneath the needle-bars. The yarn is fed to the needles from cones of yarn arranged in racks known as a creel. The advantage of machine tufting is that it produces relatively low-cost, durable carpet in large production runs when compared with hand tufted and hand and machine woven products. However, because of mechanical and other limitations associated with existing tufting technology machinery, tufting offers limited versatility in pattern style.

     During recent years, carpet manufacturers in the United States have experienced a substantial increase in demand for patterned carpets, particularly in the commercial carpet market. During 1988, 23% of the carpet styles being produced in the United States for the commercial market (comprised of broadloom and modular products) incorporated some sort of pattern. Currently this figure has risen to approximately 36%. The residential carpet market has also witnessed an increased demand for patterned styles. Furthermore, industry statistics reveal that the demand for patterned carpets is significant throughout Europe and the Pacific Rim countries.

     There are currently three principal methods of manufacturing patterned, machine-made, pile-faced floor coverings. The first method is the traditional weaving process utilizing either of two basic types of looms: the Axminster, which traces its origins back to the 1800s, or the Wilton, the dominant weaving machine used in the United Kingdom and Europe which was first introduced in the early 1800s. A second method involves printing or dyeing finished carpeting using either a jet spray technique or flat bed screening. The third method involves modifications to conventional tufting machinery to produce carpets with high/low pile and/or geometric patterns. These include (i) single or double shifting needle bars, which are mechanically controlled devices for producing geometrics and small pattern repeats, (ii) scroll patterning attachments which create pattern through high/low pile configurations by varying the speed at which yarn is fed into each needle and (iii) individual controlled needles
(ICN), a method of creating pattern by "over-tufting" - implanting extra yarn into a plain, previously tufted carpet. An enhanced version of the ICN technology, the Colortec, is probably the CYP machine's closest competitor. The range of patterns capable of being produced by such modifications to conventional tufting machines is restricted, however, because of mechanical limitations associated with these technologies. Although the CYP machine is not in the same market as, and will not compete with, solid color carpet producing equipment, the Company believes its CYP machine offers numerous advantages over existing methods of producing patterned, machine-made, pile-faced floor coverings in terms of time and cost efficiencies, versatility of pattern, color and texture and ease of changing design parameters without the disadvantages associated with conventional methods. Such disadvantages include the limited pattern flexibility of existing tufting machines and the limited textures or density characteristics associated with weaving looms.


PRODUCT OVERVIEW

The CYP Machine
---------------

     The CYP machine is a patented process designed for the manufacture of patterned tufted floor coverings with greater flexibility than conventional tufting machines currently on the market. The CYP machine incorporates an innovative technology for computerized yarn placement, whereby up to six colors and/or types of yarn per needle are electro-mechanically selected, placed into position within the machine's unique needle configuration and then injected into a primary backing as directed by a computer utilizing the Company's proprietary software. While the CYP machine needle-bar is stationary from side to side, the primary backing can be shifted laterally as it is fed through the machine, enabling the machine to produce products with more tufts per square inch (resulting in greater density) than any other mechanical method currently available.

     The Company believes its CYP machine technology will enable carpet manufacturers to meet the growing demand for patterned floor coverings by offering them a means of producing high quality tufted carpeting in patterns. The Company's proprietary technology provides designers and stylists with almost complete versatility in styling and construction of tufted fabrics. The CYP machine, used in conjunction with commercially available pattern entry systems, enables the user to reproduce almost any scanned image or hand-drawn or painted pattern and allows the creation of fabrics incorporating yarns with different textures, luster levels and wear (i.e. gauge and pile) characteristics. In effect, the designer or stylist has control of both aesthetics and quality in the creation of the product, particularly in the critical areas of pattern, color and texture.

     A primary advantage of the CYP machine over conventional machine tufting and weaving methods is the minimal amount of time required to change pattern, color, texture and construction combinations. Whereas several hours to several days are required to set up conventional machines to create certain construction combinations, affecting a construction change with a CYP machine requires only the touching of a computer screen - approximately a thirty second operation. The touch screen system controls all of the machine's parameters with the exception of pile height, which is adjusted manually. Set-up of a CYP machine can be accomplished in less time than it takes competitive machines to set up. This characteristic of the CYP machine allows manufacturers to economically undertake short production runs in order to meet customer needs and specifications. It also offers a means of supplying salespeople with a wide variety of sample products to meet the particular interests of potential customers within a matter of days.

     Patterns in the CYP machine products can be created by using a variety of yarn systems, including pre-dyed/solution-dyed BCF (bulked continuous filament) or spun yarn, rather than injecting color onto an already tufted piece of carpet.

     The CYP machine also offers greater textural capabilities than other existing carpet manufacturing methods. On a CYP machine, different types of yarn can be placed in a variety of patterns according to the designer's preference. The resulting carpet contains a textural design which is not easily obtainable by other methods.

     The CYP machine is compatible with a commercially available computerized pattern entry system. A typical pattern entry system enables a designer to create designs or patterns efficiently on a computer screen and quickly modify or rearrange colors or other aspects of the design or pattern. Such pattern entry systems are widely used in the carpet industry.

MANUFACTURING

The CYP machine
---------------

     The Company's facilities are located in Ringgold, Georgia. The Company manufactures the CYP machine at its 50,000 square foot manufacturing facility completed in July 1993. The manufacturing facility was built to accommodate the production of four of the existing model CYP machines per month.

Carpet
------

     The Company has discontinued producing high-end patterned carpet for sale to carpet distributors. Currently the Company is contracting out orders that it receives.

SUPPLIERS

     The Company has purchased the frames for its existing CYP machine from one of three local tool and die manufacturers which fabricate the frames in accordance with Company specifications. The Company purchases the motors and other various mechanical components of the existing CYP machine as custom-made or stock components from unaffiliated outside suppliers. The Company believes that alternative sources or substitutes of most of the components for both CYP machines can be developed, if necessary. To date, the Company has not experienced any delays in delivery of components. The Company does not expect to maintain large inventories and will generally order required components as it receives customer orders. Accordingly, any delay or difficulties in developing such alternatives or substitutes could result in shipment delays, which would adversely affect the Company's operations.

SALES, MARKETING AND SERVICING

The CYP Machine
---------------

     The Company intends to market its CYP machines initially to textile industry concerns engaged in the manufacture of commercial carpeting and residential floor coverings. Customers may choose to purchase an entire CYP machine system from the Company or only certain components thereof, obtaining the remaining components (such as the creel, the compressor, or the pattern entry system) from alternate suppliers. The purchase price of the CYP machine systems varies based on the configuration chosen.

     The Company's ability to market CYP machines successfully will depend upon the willingness of potential customers to incur substantial cost and expend the time and effort involved in the purchase of these products, particularly because many of such customers may be reluctant to replace or significantly modify their existing manufacturing methods. In addition, installation of a CYP machine may, in certain circumstances, require expenditures by the customer for site preparation, which costs are estimated by the Company to be between $10,000 and $25,000. The Company offers a limited warranty on the CYP machine system and provides training, maintenance and support to customers following the installation of the CYP machine system.

     To date, the Company's marketing efforts have been focused primarily overseas. However, the Company is currently expanding its efforts in the domestic market, increasingly providing a greater concentration of resources on the United States. Marketing efforts in the United States are conducted by the Company's internal marketing personnel. In the international arena, the Company's marketing personnel are assisted by independent agents throughout the world who represent Tapistron in their respective countries.

DEVELOPMENT AND ACQUISITIONS

     Limited research and development activities are being conducted by the Company's in-house engineering staff to provide continual enhancements to the CYP technology. Expenditures on research and development during the fiscal years ended July 31, 1994, 1995 and 1996 were $3,529,906, $2,405,438 and
$23,473, respectively. The Company completed its prototype CYP machine for the production of 2.0 meter wide goods in September 1991. The Company developed a
4.4 meter CYP machine which was commercially introduced during April 1993. The Company chose to discontinue its development of the next generation CYP machine during fiscal year ended July 31, 1995.

COMPETITION

The CYP Machine
---------------

     The Company competes with entities engaged in the design, development and marketing of equipment for the three existing methods of manufacturing machine-made, patterned fiber floor coverings. In the area of traditional weaving, the Company's product competes with Axminster and Wilton type looms, the dominant manufacturers of which are Crabtree Ltd. of the United Kingdom and Michel Van De Wiele of Belgium, respectively. In addition, there are other smaller national and regional firms which manufacture weaving looms. CYP machines also face competition from jet spray dyeing techniques such as the Millitron process utilized by Milliken & Company and screen printing apparatuses. CYP machines also compete with technologies which enhance the traditional pattern tufting processes, such as shifting needle bars, scroll patterning attachments, individual controlled needles, and the Colortec machine, developed and marketed by the major U. S. tufting machine manufacturers, including Card-Monroe Corporation, Cobble Tufting Machine Company, Inc. and Tuftco Corporation. All entities with which the Company competes have substantially greater financial, manufacturing and other resources than the Company.

     The Company will compete on the basis of pattern, color, texture and density flexibility afforded by the CYP machine technology. The CYP machine offers manufacturers a means of economically producing high quality, machine tufted floor coverings in patterns and colors which to date have been unavailable or too costly to produce in tufted carpet. The Company believes that its CYP machines will compete favorably with existing manufacturing methods on the basis of cost efficiencies for labor, materials and space, rather than price. CYP machines offer the advantages of (i) smaller creel means reduced changeover and space requirements; (ii) simple set-up and manipulation of pattern, color, texture and construction at the machine; (iii) short production runs and customized strikeoffs can be done more economically than with other methods; and (iv) more flexibility for the designer. In addition, because of the minimal time required to change pattern, texture, density and color, the CYP machines allow for the production of short-run, custom orders to meet customer specifications.

PATENTS AND PROPRIETARY RIGHTS

The CYP Machine
---------------

     The Company has seven United States patents and 10 foreign patents and has filed additional patent applications for the United States and 16 foreign countries, all generally covering the technology incorporated in the Company's CYP product. The Company believes its patents and proprietary rights have been and will continue to be important in enabling the Company to compete with respect to the CYP technology. Failure to obtain patents in certain foreign countries may materially adversely affect the Company's ability to compete effectively in certain international markets. The Company also relies on trade secrets that it seeks to protect, in part, through confidentiality agreements with employees and other parties.

EMPLOYEES

     As of October 25, 1996, the Company had 27 full-time employees. The Company considers its relations with its employees to be satisfactory.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names and positions of the executive officers and the directors of the Company:

      Name            Age          Position with the Company
      ----            ---           -------------------------
  Kim Amos            39      Vice President of Engineering and Director
  Gary Coulter        50      Vice Chairman
  Robert Culbreth     75      Director
  Floyd Koegler       53      Vice President and Chief Financial Officer
  J. Darwin Poe       51      President and Chief Executive Officer and Director



     KIM AMOS started his professional career in 1983 with SWI - Cobble Division, a leading manufacturer of tufting machinery and peripheral tufting equipment. While at Cobble he initially served in electrical engineering, where he supported manufacturing, customer service, and special projects. In later years he focused on introducing new technologies into the industry, which lead to major tufting machine enhancements. In February 1990 Kim was contacted by the company to help develop the Computerized Yarn Placement (CYP) Machine and was instrumental in that effort. He officially joined the company in July, 1990. Kim now serves as Vice President of Operations and has been a Director since February 1996.

     GARY COULTER is Chairman of the Board and Chief Executive Officer of Spintek Technologies. Mr Coulter's experience includes: President, Chief Operating Officer, and Director of Private Biological Corporation, a developer of biological products and treatments for cancer; Chief Executive Officer of Omega International, Inc., developer of natural products for the treatment of AIDS; President, Chief Operating Officer, and Director of Woodruff Investment Co., a developer, manager and financier of real estate investments; also a partner of Coulter and Davenport Law Firm. Mr. Coulter received his undergraduate degree from Emory University, his J.D. degree from the University of Gerogia School of Law, and his L.L.M. in taxation from New York University School of Law.

     ROBERT CULBRETH has been a Director of the Company since June 1987. He has been Secretary-Treasurer of the Skinner Corporation, a West Point, Georgia based furniture sales organization, since January 1983. He was a partner with the national accounting firm of Grant Thornton in Atlanta, Georgia from 1972, until he joined the Skinner Corporation.

     FLOYD KOEGLER is a certified public accountant (CPA) and holds an MBA from Brenau University in Gainesville, Georgia. He has an extensive background in corporate finance, which includes auditing and financial information analysis for Aladdin Mills and controller positions at Crown America/Texture-Tex, Inc. and Citizens Federal Savings and Loan. Mr. Koegler has also served as CFO of Integrated Products, Inc.'s, Rome Operations.

     J. DARWIN POE has spent his entire professional career in the U.S. textile industry. He has held various management positions with industry leaders such as the Bibb Company, WestPoint Pepperell, Amoco Fabrics and Fiber company, and he was COO of Desoto Falls Inc. of Dalton, Georgia.

     Mr. Poe is a graduate of Auburn University with a degree in Textile Engineering and an MBA from Brenau University.

Item 2.  PROPERTIES

     The Company's executive offices and manufacturing operations are located in an approximately 50,000 square foot facility at Alabama Highway, Ringgold, Georgia. The building and adjacent land was sold on June 10, 1996 in a sale-leaseback transaction.

Item 3.  LEGAL PROCEEDINGS

     References made to Note 1 and Note 18 of the Company's financial statements.

Item 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     There were no matters submitted to a vote of shareholders through the solicitation of proxies or otherwise during the period from August 1, 1995 through July 31, 1996, covered by this report .

                                    PART II

Item 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     On June 24, 1992, the Securities and Exchange Commission declared effective the Company's Registration Statement with respect to an initial public offering of 2,250,000 shares of Common Stock and 2,587,500 Redeemable Warrants (including 337,500 Redeemable Warrants exercised under the Underwriter's over allotment option). The Company consented to the de-listing of its warranty from the NASDAQ Stock Market effective as of August 20, 1996 due to the lack of any significant trading activity in the warrants and because there were no market makers for the warrants as required by NASDAQ rules. NASDAQ deleted the Company from the NASDAQ Stock Market effective August 29, 1996, as a result of the Company's non-compliance with the quantitative maintenance criteria for continued listing on the NASDAQ Stock Market. The Company's stock will continue to be traded as a bulletin board stock. The Common Stock and the Redeemable Warrants were listed on NASDAQ under the symbols TAPI/TAPIQ and TAPIW, respectively.

     The following tables set forth, for the periods indicated, the high and low bid prices for the Company's Common Stock and Redeemable Warrants as reported by NASDAQ. Prices represent actual transactions, but do not reflect adjustments for retail markups, markdowns or commissions.

                                                                    HIGH          LOW
                                                                    ----          ---
Common Stock

  1994:  First Quarter (August 1, 1993 - October 31, 1993)         $ 8 3/8      $  5 5/8
         Second Quarter (November 1, 1993 - January 31, 1994)        6 1/4         4 3/8
         Third Quarter (February 1, 1994 - April 30, 1994)           5 1/8         1 7/8
         Fourth Quarter (May 1, 1994 - July 31, 1994)                3 1/8         2
                                                                     4 1/2
  1995:  First Quarter (August 1, 1994 - October 31, 1994)           3 7/8         2 13/32
         Second Quarter (November 1, 1994 - January 31, 1995)        3 1/4         2 1/4
         Third Quarter (February 1, 1995 - April 30, 1995)
         Fourth Quarter (May 1, 1995 - July 31, 1995)                2 1/8         1 7/16
                                                                       5/8

  1996:  First Quarter (August 1, 1995 - October 31, 1995)           1 3/8
         Second Quarter (November 1, 1995 - January 31, 1996)        1 1/16         13/16
         Third Quarter (February 1, 1996 - April 30, 1996)            25/32          1/4
         Fourth Quarter (May 1, 1996 - July 31, 1996)                  5/8           3/8
                                                                       1/4

Redeemable Warrants

  1994:  First Quarter (August 1, 1993 - October 31, 1993)           2 1/16        1 1/4
         Second Quarter (November 1, 1993 - January 31, 1994)        1 9/16          7/8
         Third Quarter (February 1, 1994 - April 30, 1994)           1 3/16          1/4
         Fourth Quarter (May 1, 1994 - July 31, 1994)                  5/8           1/4

  1995:  First Quarter (August 1, 1994 - October 31, 1994)            11/16          3/8
         Second Quarter (November 1, 1994 - January 31, 1995)          1/2           1/4
         Third Quarter (February 1, 1995 - April 30, 1995)             3/8           3/32
         Fourth Quarter (May 1, 1995 - July 31, 1995)                  1/4           3/32

  1996:  First Quarter (August 1, 1995 - October 31, 1995)             3/16          3/16
         Second Quarter (November 1, 1995 - January 31, 1996)          3/16          3/16
         Third Quarter (February 1, 1996 - April 30, 1996)             3/16          3/16
         Fourth Quarter (May 1, 1996 - July 31, 1996)                  3/16          3/16


    At October 25, 1996, there were approximately 300 shareholders of record, and as of that date, the Company estimates there were approximately 1,800 beneficial owners holding stock in nominee or "street" name. The Company has not paid any cash dividends and does not anticipate paying any cash dividends in the foreseeable future.


Item 6.  SELECTED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes thereto included herein in Item 8. The consolidated statement of operations data set forth below with respect to the fiscal years ended July 31, 1996, 1995 and 1994 and the consolidated balance sheet data at July 31, 1996 and 1995 are derived from and are qualified by reference to, the audited consolidated financial statements included in Item 8 of this report and should be read in conjunction with those financial statements and notes thereto. The consolidated statement of operations data for the Company set forth below with respect to the fiscal years ended July 31, 1992 and 1991 and the consolidated balance sheet data at July 31, 1993, 1992 and 1991 are derived from audited consolidated financial statements of the Company, or its predecessor, as the case may be, not included herein.

                                                                         Years Ended July 31,
                                             --------------------------------------------------------------------------------
                                                  1996              1995              1994           1993              1992
                                             ------------      ------------      ------------    ----------      ------------
STATEMENT OF OPERATIONS DATA:
  Sales                                      $  1,305,499      $  2,565,544      $  4,315,060    $6,823,721      $  1,404,112
  Cost of sales                                 1,146,717         1,757,793         2,850,422     3,607,182           900,968
  Operating expenses:
     Administrative                             3,473,581         3,656,532         3,730,194     2,927,558         1,259,040
     Research and development                      23,473         2,405,438         3,529,906       549,660           402,905
  Net income (loss)                            (4,478,096)       (6,053,175)       (5,840,945)       24,961        (1,220,692)
  Net income (loss) per share                        (.49)             (.69)             (.76)            -              (.22)
  Extraordinary item                                  .04                 -                 -             -                 -
  Shares used in computing per share amounts   10,012,390         8,761,117         7,726,018     7,756,556         5,476,484



                                                                         As of July 31,
                                             --------------------------------------------------------------------------------
                                                  1996              1995              1994           1993              1992
                                             ------------      ------------      ------------    ----------      ------------
BALANCE SHEET DATA:
Working capital (deficiency)                 $1,084,487         $   (907,020)     $   2,649,245   $  8,570,445    $13,029,905
Total Assets                                  4,016,538            9,655,907         10,982,246    14,733,746      14,481,717
Long-term debt                                        -               14,001          1,291,320        50,433         594,826
Accumulated deficit                         (22,234,475)         (17,756,379)       (11,703,107)   (5,862,162)     (5,887,123)
Stockholders' equity                            656,074            4,839,170          7,653,669    13,332,499      13,307,538



Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Years Ended July 31, 1996 and July 31, 1995
-------------------------------------------

     Revenues for the year ended July 31, 1996 ("Fiscal 1996") were $1,305,499 as compared to revenues of $2,565,544 for the year ended July 31, 1995 ("Fiscal 1995") resulting from the sale of one CYP machines in Fiscal 1996 as compared to two CYP machines in Fiscal 1995. The decrease is primarily due to the fact that potential customers have delayed placing orders because the Company has had insufficient cash to support operations and technical support of the CYP machines. Cost of sales decreased to $1,146,717 in Fiscal 1996 from $1,757,793 in Fiscal 1995 as a result of the decrease in the number of machines sold. Cost of sales as a percentage of sales increased to approximately 88% in Fiscal 1996 from 68% in Fiscal 1995. The increase in the cost of sales as a percentage of sales is a result of machines being sold at a lower margin to generate cash.

     Operating expenses consist of administrative expenses and research and development expenses. Administrative expenses increased to $3,473,581 in Fiscal 1996 from $3,656,532 in Fiscal 1995, a decrease of approximately 5%.

     Included in the administrative expenses is a $500,000 allowance for noncollectible long-term receivables related to machine sales. Also included in the administrative expenses of Fiscal 1996 and 1995 is a $547,441 and $474,215 allowance for obsolete raw materials inventory which resulted primarily from enhancements to the existing CYP machine technology as well as the discontinuation of the new model CYP machine. The Company has implemented several cost control measures designed to maintain administrative expenses at an acceptable level.

     Research and development expenses decreased to $23,473 in Fiscal 1996 from $2,405,438 in Fiscal 1995, a 99% decrease. This decrease reflects the Company's substantially decreased development activities relating to the new model of the CYP machine, the enhancement of the existing CYP machine and the discontinuation of the dye processes.

     Interest expense increased to $314,611 in Fiscal 1996 from $248,594 in Fiscal 1995, a 27% increase. This increase is the result of the Company securing additional short-term financing during Fiscal 1996 which totalled approximately $1,351,000. Interest income decreased to $26,292 in Fiscal 1996 from $40,529 in Fiscal 1995.

     Loss on disposal of assets increased to $1,022,505 in Fiscal 1996 from $592,891 in Fiscal 1995 a 72% increase. This increase is the result of sale of the main production facility building and another facility at a different location.

     Reorgainization items totalling $249,150 are entirely comprised of attorney's fees paid to two law firms in connection with the Chapter 11 proceedings.

     The extraordinary item, gain from extinguishment of debt, is the result of the forgiveness of debt by two creditors for accounting services and research and development consulting, totalling $420,150.

Years Ended July 31, 1995 and July 31, 1994
-------------------------------------------

     Revenues for the year ended July 31, 1995 ("Fiscal 1995") were $2,565,544 as compared to revenues of $4,315,060 for the year ended July 31, 1994 (Fiscal 1994") resulting from the sale of two CYP machines in Fiscal 1995 as compared to five CYP machines in Fiscal 1994. The decrease is primarily due to the potential development of a new enhanced model of the CYP machine. The Company believes that potential customers have delayed placing orders and accepting delivery for the existing CYP machine in anticipation of the new model, commercial introduction of which has been discontinued. Cost of sales decreased to $1,757,793 in Fiscal 1995 from $2,850,422 in Fiscal 1994 as a result of the decrease in the number of machines sold. cost of sales as a percentage of sales increased to approximately 68% in Fiscal 1995 from 66% in Fiscal 1994.

     Operating expenses consist of administrative expenses and research and development expenses. Administrative expenses decreased to $3,656,532 in Fiscal 1995 from $3,730,194 in Fiscal 1994, a decrease of approximately 2%.

     This provision relates primarily to ongoing negotiations with one customer resulting from delays in one of the customer's CYP machines becoming operational and from the Company's subsequently lowering the sales price of the CYP machine to other customers. Also included in the administrative expenses of Fiscal 1995 is a $474,215 allowance for obsolete raw materials inventory which resulted primarily from continued enhancements to the existing CYP machine technology as well as the development of the new model CYP machine. The Company has implemented several cost control measures designed to maintain administrative expenses at an acceptable level.

     Research and development expenses decreased to $2,405,438 in Fiscal 1995 from $3,529,906 in Fiscal 1994, a 32% decrease. This decrease reflects the Company's substantially decreased development activities relating to the new model of the CYP machine, the enhancement of the existing CYP machine and the evaluation of the dye processes. The Company anticipates a substantial decrease in research and development expenses during the next several months as the Company further decreases its development activities.

     Interest expense increased to $248,594 in Fiscal 1995 from $55,701 in Fiscal 1994, a 346% increase. This increase is the result of the Company securing additional short-term financing during Fiscal 1995 which totalled $1,320,000 and interest related to the mortgages obtained during Fiscal 1994. Interest income decreased to $42,529 in Fiscal 1995 from $50,558 in Fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES

     From its inception until its initial public offering on June 24, 1992, the Company's principal source of operating capital has been bank borrowings, private placement of the Company's securities and loans from the Company's principal stockholders and affiliated individuals. Upon consummation of the initial public offering on June 24, 1992, the Company received a total net proceeds of approximately $13,000,000.

     As of July 31, 1996, the Company had working capital of $1,084,487, a $1,991,427 increase from July 31, 1995. This increase is primarily a result of the Company paying off $1,812,051 of current debt. The Company anticipates that it will have to raise additional funds or restructure its debt to meet the projected working capital requirements over the next 12 months.

     At July 31, 1996, the Company had $20.9 million of net operating losses available to offset future taxable income for federal and state income tax purposes. The utilization of the net operating losses to reduce future income taxes will depend on the Company's ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. The loss carryforwards expire in various years through 2010.

     The Company filed a voluntary petition for a Chapter 11 bankruptcy on June 20, 1996. The Company is allowed to continue to operate under the supervision of the Bankruptcy Court and is given a limited amount of time free from creditors' collection efforts in order to restructure its finances. The Company's plan of reorganization has not been approved by the Bankruptcy Court. Based on this uncertainty, Dudley, Hopton-Jones, Sims & Freeman PLLP has qualified their audit report.

IMPACT OF INFLATION

     Management does not believe that inflation has a material impact on the Company's results of operations. Management believes that it is able to reflect inflationary cost increases in its prices to customers.

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The information required under this item is submitted as a separate section in this report.

Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.
                                   PART III

Item 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Item 11. EXECUTIVE COMPENSATION

Item 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Item 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     With the exception of a description of the Directors and Executive Officers of The Registrant which appears on page 7 herein, Part III is omitted because prior to December 31,1996, the Company will file a definitive Proxy Statement with the Securities and Exchange Commission pursuant to Regulation 14A which involves the election of directors.

                                    PART IV

Item 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) 1. and 2. LIST OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

     The following consolidated financial statements of Tapistron International, Inc. are required to be included in Item 8 are listed below:

                                                                                                        Page
                                                                                                        ----
Report of Independent Auditors                                                                           15

Consolidated Balance Sheet - July 31, 1996 and 1995                                                      17

Consolidated Statement of Operations - Year Ended July 31, 1996, 1995 and 1994                           19

 Consolidated Statement of Changes in Stockholders' Equity - Year Ended July 31, 1996, 1995 and 1994     20

 Consolidated Statement of Cash Flows - Year Ended July 31, 1996, 1995 and 1994                          21

 Notes to Consolidated Financial Statements                                                              23

     The following consolidated financial statements schedules are included in
 Item 14(d):

 Schedule II - Valuation and Qualifying Accounts                                                         34

     All other schedules are omitted because the information required therein is not applicable, or the information is given in the financial statements and notes thereto.

(a)3.  EXHIBITS

         3.1  - Articles of Incorporation of the Registrant, as amended*
         3.2  - By-Laws of the Registrant*
         3.3  - Amendment to Articles of Incorporation*
         4.1 - Form of Representative's Warrant Agreement relating to Representative's Options*
         4.2 - Form of Warrant Agreement (including form of Redeemable Warrant Certificate)*
         4.3  - Specimen Common Stock Certificate*
        10.1  - 1992 Stock Option Plan*
        10.2  - 1989 Stock Option Plan*
        10.3  - Lease for Registrant's Facility*
        10.4 - Option Agreement to Purchase Technology between the Registrant and Ful-Dye, Inc.*
        10.5  - Form of Consulting Agreement with the Representative*
        10.6  - First Exclusive License Agreement with Ful-Dye, Inc.**
        10.8  - Exclusive License Agreement with Ful-Dye, Inc.****
        10.10 - Exclusive Sales Representative Agreement with Asahi Trading Co., Ltd.****
        21.1  - List of Subsidiaries*

------------------------

   * Incorporated by reference to the exhibit with the same number filed in connection with the Company's Registration Statement on Form S-1, File Number 33-47759, declared effective by the Securities and Exchange Commission on June 24, 1992.

  ** Incorporated by reference to the exhibit with the same number filed in connection with the Company's Form 10-K filed for the year ended July 31, 1992.

 *** Incorporated by reference to the exhibit with the same number filed in connection with the Company's Form 10-K filed for the year ended July 31, 1993.

**** Incorporated by reference to the exhibit with the same number filed in connection with the Company's Form 10-K filed for the year ended July 31, 1994.

    (b) Report on Form 8-K - The Registrant did not file a Form 8-K report during the last quarter of the period covered by this report.

    (c) Exhibits.  See (a)3. above.

    (d) Financial Statement Schedules. The response to this portion of Item 14, is submitted under Item 14.(a) 1. and 2. above.

                                  SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TAPISTRON INTERNATIONAL, INC.


By:
    ---------------------------------      -----------------------------------
    J. Darwin Poe                          Date
    President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.


Signatures                       Title                                     Date
----------                       ----                                      ----

                                 Vice Chairman of the Board
--------------------
Gary Coulter

                                 President and Chief Executive Officer
--------------------
J. Darwin Poe

                                 Director
--------------------
Robert E. Culbreth


--------------------             Vice President of Engineering and Director
Kim Amos


--------------------             Chief Financial Officer
Floyd Koegler


                        Report of Independent Auditors
                        ------------------------------



Board of Directors and Stockholders
Tapistron International, Inc.
Ringgold, Georgia


We have audited the accompanying consolidated balance sheets of Tapistron International, Inc. and subsidiary as of July 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated statements of operations, stockholders' equity (deficit) and cash flows of Tapistron International, Inc. and subsidiary for the year ended July 31, 1994, were audited by other auditors whose report dated September 16, 1994, on those financial statements included an explanatory paragraph that described the substantial doubt about the Company continuing as a going concern.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tapistron International, Inc. and subsidiary as of July 31, 1996 and 1995, and the results of their operations and their cash flows for the period then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the notes to the consolidated financial statements, the Company has sustained recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in the notes to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                       DUDLEY, HOPTON-JONES, SIMS & FREEMAN PLLP
Birmingham, Alabama
November 1, 1996

                        REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
Tapistron International, Inc.
Chattanooga, Tennessee


We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit) and cash flows of Tapistron International, Inc. for the year ended July 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Tapistron, International, Inc. and subsidiary for the year ended July 31, 1994 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the notes to the consolidated financial statements, the Company has sustained recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in the notes to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


JOSEPH DECOSIMO AND COMPANY

Chattanooga, Tennessee
September 16, 1994

                         TAPISTRON INTERNATIONAL, INC.
                            (Debtor-in-Possession)

                          CONSOLIDATED BALANCE SHEETS

                            July 31, 1996 and 1995

                                                            1996           1995
                                                        ------------   ------------
                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents                             $     17,149   $     99,426
  Receivables, net of allowances of
   $39,905 as of July 31, 1996 and $200,000 as
   of July 31, 1995, respectively                            119,872        447,969
  Note receivable                                            600,000        450,000
  Inventory                                                2,082,495      2,801,175
  Prepayments                                                 20,707         97,146
                                                        ------------   ------------
       Total current assets                                2,840,223      3,895,716
                                                        ------------   ------------
PROPERTY AND EQUIPMENT, NET                                  877,269      4,771,302
                                                        ------------   ------------


OTHER ASSETS
  Long-term receivables, net of
   $500,000 allowance as of July 31, 1996                          -        500,000
  Noncompete agreements                                            -         11,545
  Patents and patent license                                 286,160        293,525
  Other                                                       12,886        183,819
                                                        ------------   ------------
        Total other assets                                   299,046        988,889
                                                        ------------   ------------
       TOTAL                                            $  4,016,538   $  9,655,907
                                                        ============   ============

               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Short-term debt                                        $  1,028,687   $    832,273
 Current portion of long-term debt                             4,729      1,812,051
 Accounts payable                                             33,970      1,498,757
 Accrued expenses                                            408,350        374,655
 Customer deposits                                           280,000        285,000
                                                        ------------   ------------
      Total current liabilities                            1,755,736      4,802,736
                                                        ------------   ------------

LIABILITIES SUBJECT TO SETTLEMENT UNDER
 REORGANIZATION PROCEEDINGS                                1,599,668              -
                                                        ------------   ------------
LONG-TERM DEBT                                                 5,060         14,001
                                                        ------------   ------------
COMMITMENTS AND CONTINGENCIES                                      -              -
                                                        ------------   ------------
STOCKHOLDERS' EQUITY
 Preferred stock - $.001 par value -
  2,000,000 shares authorized;
  no shares issued and outstanding                                 -              -
 Common stock - $.0004 par value -
  100,000,000 shares authorized;
  and 10,581,813 outstanding
  as of July 31, 1996, and
  9,681,813 outstanding
  as of July 31, 1995, respectively                                -          3,873
 Additional paid-in capital                               22,899,108     22,604,468
 Accumulated deficit                                     (22,234,475)   (17,756,379)
 Treasury stock - 55,518 shares
  outstanding as of
  July 31, 1996 and 1995, at cost                            (12,792)       (12,792)
                                                        ------------   ------------
      Total stockholders' equity                             656,074      4,839,170
                                                        ------------   ------------
      TOTAL                                             $  4,016,538   $  9,655,907
                                                        ============   ============

                         TAPISTRON INTERNATIONAL, INC.
                            (Debtor-in-Possession)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               For the Years Ended July 31, 1996, 1995 and 1994

                                              1996              1995             1994
                                          ------------     -------------     ------------
SALES                                     $  1,305,499     $   2,565,544     $  4,315,060
COST OF SALES                                1,146,717         1,757,793        2,850,422
                                          ------------     -------------     ------------
      Gross profit                             158,782           807,751        1,464,638
                                          ------------     -------------     ------------

OPERATING EXPENSES
 Administrative expenses                     3,473,581         3,656,532        3,730,194
 Research and development                       23,473         2,405,438        3,529,906
                                          ------------     -------------     ------------
                                             3,497,054         6,061,970        7,260,100
                                          ------------     -------------     ------------

OPERATING LOSS                              (3,338,272)       (5,254,219)      (5,795,462)
                                          ------------     -------------     ------------

OTHER INCOME (EXPENSE)
 Interest expense                             (314,611)         (248,594)         (55,701)
 Interest income                                26,292            42,529           50,558
 Loss on disposal of assets                 (1,022,505)         (592,891)         (40,340)
                                          ------------     -------------     ------------

      Other income (expense)                (1,310,824)         (798,956)         (45,483)
                                          ------------     -------------     ------------

Loss before reorganization items
    and extraordinary item                  (4,649,096)       (6,053,175)      (5,840,945)

REORGANIZATION ITEMS                          (249,150)                -                -
                                          ------------     -------------     ------------
Loss before extraordinary item              (4,898,246)                -                -

EXTRAORDINARY ITEM
 Gain from extinguishment of debt              420,150                 -                -
                                          ------------     -------------     ------------

NET INCOME (LOSS)                           (4,478,096)       (6,053,175)      (5,840,945)
                                          ============     =============     ============

EARNINGS PER SHARE
 Loss before extraordinary item                  $(.49)            $(.69)           $(.76)
 Extraordinary item                                .04                 -                -
                                          ------------     -------------     ------------
      Net (loss)                                 $(.45)            $(.69)           $(.76)
                                          ============     =============     ============
Weighted average number of shares
 outstanding                                10,012,390         8,761,117        7,726,018
                                          ============     =============     ============

                         TAPISTRON INTERNATIONAL, INC.
                            (Debtor-in-Possession)

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

               For the Years Ended July 31, 1996, 1995 and 1994

                                     Common Stock
                                 -------------------     Paid-in      Accumulated     Treasury
                                   Shares     Amount     Capital        Deficit         Stock          Total
                                 ----------   ------   -----------   ------------    -----------    -----------
BALANCE - July 31, 1993           7,693,463   $3,077   $19,204,376   $( 5,862,162)     $(12,792)    $13,332,499
 Exercise of stock options           25,000       10        89,240              -             -          89,250
 Exercise of warrants                18,550        8        72,857              -             -          72,865
 Net loss                                 -        -             -     (5,840,945)            -      (5,840,945)
                                 ----------   ------   -----------   ------------    -----------    -----------
BALANCE - July 31, 1994           7,737,013    3,095    19,366,473    (11,703,107)      (12,792)      7,653,669
 Issuance of new shares           1,944,800      778     3,237,995              -             -       3,238,773
 Other R/E transaction                    -        -             -            (97)            -             (97)
 Net loss                                 -        -             -     (6,053,175)            -      (6,053,175)
                                 ----------   ------   -----------   ------------    -----------    -----------
BALANCE - July 31, 1995           9,681,813    3,873    22,604,468    (17,756,379)      (12,792)      4,839,170
 Issuance of new shares             900,000      360       294,640              -             -         295,000
 Net loss                                 -        -             -     (4,478,096)            -      (4,478,096)
                                 ----------   ------   -----------   ------------    -----------    -----------
BALANCE - July 31, 1996          10,581,813   $4,233   $22,899,108   $(22,234,475)     $(12,792)    $   656,074
                                 ==========   ======   ===========   ============    ===========    ===========


   The accompanying notes are an integral part of these financial statements

                        TAPISTRON INTERNATIONAL, INC.
                           (Debtor-in-Possession)

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended July 31, 1996, 1995 and 1994

                                                                   1996               1995             1994
                                                               ------------       ------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                     $( 4,478,096)      $( 6,053,175)     $( 5,840,945)
  Adjustments to reconcile net loss to
    net cash used by operating activities:
       Depreciation and amortization                                414,992            484,315           439,449
       Loss on sales of property, plant & equipment               1,022,504            592,891                 -
       Loss on impairment of assets                                       -                  -           118,340
       Provision for loss on accounts receivable                          -                  -           700,000
       Provision for obsolete inventory                                   -                  -           300,000
       Issuance of stock in lieu of compensation                    145,000                  -                 -
       Changes in operating assets and liabilities:
          Decrease (increase) in receivables                        328,097           (369,731)         (188,494)
          Decrease (increase) in prepayments                         76,439             93,782          (132,939)
          Decrease (increase) in inventory                        1,009,497            453,448           (65,710)
          Decrease (increase) in long-term receivables              500,000                  -                 -
          Decrease (increase) in other assets                       170,933                  -                 -
          Decrease (increase) in noncompete
             agreements                                              11,545             23,091                 -
          Increase (decrease) in accounts payable and
             accrued expenses                                       123,060            982,096          (138,229)
          Increase (decrease) in accounts payable and
             accrued expenses, which are subject to
             settlement under a plan of reorganization             (170,940)                 -                 -
          Increase (decrease) in notes receivable                  (150,000)                 -                 -
          Increase (decrease) in customer deposits                    5,000            185,000            50,000
                                                               ------------        -----------        ----------
          Net cash provided by (used in) operating
            activities                                          (1,001,970)        (3,608,285)        (4,758,528)
                                                               ------------        -----------        ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of property & equipment                     2,187,500            201,250                 -
  Capital expenditures and retirements                                    -           (560,805)         (938,155)
  Payment for patents                                            (   14,415)           (67,575)          (22,180)
  Investment in other assets                                              -            (37,625)          (13,838)
                                                               ------------        -----------        ----------
         Net cash provided by (used in) investing
          activities                                              2,173,085           (564,755)         (974,173)
                                                               ------------        -----------        ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of debt                                  1,210,495          1,320,000         2,327,500
  Principal payments of debt                                       (381,809)          (998,926)          (87,893)
  Proceeds from issuance of debt which is subject
    to settlement under a plan of reorganization                    140,600                  -                 -
  Principal payments of debt which is subject
    to settlement under a plan of reorganization                 (2,372,678)                 -                 -
  Proceeds from issuance of common stock                            150,000          3,238,677           162,115
                                                               ------------        -----------        ----------
         Net cash provided by (used in) investing
          activities                                             (1,253,392)         3,559,751         2,401,722
                                                               ------------        -----------        ----------
NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS                                                    (82,277)          (613,287)       (3,330,979)
  Cash and cash equivalents - beginning of year                      99,426            712,713         4,043,692
                                                               ------------        -----------        ----------
  Cash and cash equivalents - end of year                      $     17,149        $    99,426        $  712,713
                                                               ------------        -----------        ----------
SUPPLEMENTS DISCLOSURES OF CASH FLOW
 INFORMATION
  Cash paid for interest                                       $     34,532        $   252,471        $   40,441
                                                               ------------        -----------        ----------

The accompanying notes are an integral part of these financial statements.

                        TAPISTRON INTERNATIONAL, INC.
                            (Debtor-in-Possession)

               CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

                   Years Ended July 31, 1996, 1995 and 1994


                                                        1996          1995          1994
                                                       ------        ------        -------
SUPPLEMENTAL DISCLOSURES OF NONCASH
   INVESTING AND FINANCING ACTIVITIES
       Equipment financed by note payable               $      -        $    -        $ 19,658
                                                        ========        ======        ========
       Property and equipment in accounts payable       $      -        $    -        $ 12,273
                                                        ========        ======        ========
       Equipment received as payment of receivables     $      -        $    -        $510,714
                                                        ========        ======        ========
       Equipment exchanged as payment of liabilities    $      -        $    -        $ 27,849
                                                        ========        ======        ========
       Equipment reclassified to inventory              $290,817        $    -        $      -
                                                        ========        ======        ========
       Inventory reclassified to equipment              $      -        $    -        $280,207
                                                        ========        ======        ========
       Inventory received as payment of receivables     $      -        $    -        $700,000
                                                        ========        ======        ========


NOTE 1 - REORGANIZATION AND LEGAL MATTERS
-----------------------------------------

    Tapistron International, Inc. (the "Company") filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the "Code") on June 20, 1996 (the "petition date"). The Company is currently operating its business as a debtor-in-possession under the jurisdiction of the United States Bankruptcy Code for the Northern District of Georgia (the "Court"). The Company's liabilities as of the petition date are generally subject to settlement in a plan of reorganization, which must be voted on by certain of its creditors and confirmed by the Court. Until a reorganization plan has been confirmed, the Company is prevented from making payments on pre-petition debt unless permitted by the Code or approved by the Court. Certain contracts and leases existing at the petition date have been rejected or assumed with the approval of the Court. The Company continues to review all other unexpired pre-petition executory contracts and leases to determine whether they should be assumed or rejected. Parties affected by the rejection of contracts and leases may file claims against the Company.

    The consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations and the realization of assets and the satisfaction of liabilities in the normal course of business. The chapter 11 filing, the Company's leveraged financial structure, and recurring net losses raise substantial doubt about its ability to continue as a going concern. A plan of reorganization may materially change the amounts reported in the consolidated financial statements (which do not give effect to adjustments to the carrying values of assets and liabilities which may be necessary as a consequence of a plan of reorganization). The continuation of the Company's business as a going concern is contingent upon, among other things, the ability to (1) formulate a plan of reorganization that will be confirmed by the Court, (2) achieve satisfactory levels of future profitable operations, (3) maintain adequate financing, and (4) provide sufficient cash from operations to meet future obligations.

    The Company has the exclusive right to file plans of reorganization in the chapter 11 case until October 21, 1996. The Company may request a further extension of time to file such plans. Extensions of time are often sought and granted in chapter 11 cases of this size and complexity. There can be no assurance, however, that an extension will be granted.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

The significant accounting policies and practices followed by Tapistron International, Inc. (the "Company") and its subsidiary are as follows:

Description of Business
-----------------------

The Company is in the business of developing or acquiring proprietary technologies in the textile industry. To date, the Company's efforts have been focused on the continued development, production and marketing of the computerized yarn placement (CYP) machine and the development of a second technology involving the dyeing of textile materials.

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Fabrication Center, Inc. ("FCI"). All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents
-------------------------

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company maintains at various financial institutions cash and cash equivalent accounts which may exceed federally insured amounts at times.

Inventory
---------

Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Property and Equipment
----------------------

Property and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the depreciable assets.

Intangible Assets
-----------------

Intangible assets are stated at their unamortized cost and are amortized on the straight-line method over their estimated useful lives. The estimated useful lives of the Company's noncompete agreements range from 2 to 9 years and the estimated useful lives of the Company's patents and licenses range from 7 to 17 years.

Net Loss Per Share
------------------

Net loss per share is computed using the weighted average number of shares of common stock outstanding.

Revenue Recognition
-------------------

Sales and related cost of sales are recognized primarily at the time of shipment of the product. Sales and cost of sales may be recognized when the product is complete and ready for shipment if the customer requests the Company to hold the product and there are no uncertainties as to the consummation of the sale. Upon recognition of sales, a reserve for estimated warranty and other related expenses is established. The reserve is periodically evaluated as to its adequacy for the anticipated expenses to be incurred during the limited warranty period.

Income Taxes
------------

Income taxes are computed based on the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109).
Deferred tax assets and liabilities are recognized for the estimated future tax effects attributed to temporary differences between the book and tax bases of assets and liabilities and for carryforward items. The measurement of current and deferred tax assets and liabilities is based on enacted tax law. Deferred tax assets are reduced, if necessary, by a valuation allowance for the amount of tax benefits that may not be realized.

Use of Estimates
----------------

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications
-----------------

Certain reclassifications have been made in the previously reported financial statements to make prior year amounts comparable to those of the current year. Such reclassifications had no effect on previously reported net loss or shareholders' equity.

Disclosures About Fair Values of Financial Instruments
------------------------------------------------------

In the year ended July 31, 1996, the Company adopted Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107), which requires companies to disclose fair value information about certain financial instruments. SFAS 107 defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at a specific point in time, based on available market information and judgements about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses.

In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.

SFAS 107 excludes certain financial instruments, particularly trade accounts receivable and payable, from its disclosure requirements.

The fair values of cash and cash equivalents approximate their carrying amounts as reflected in the balance sheet due to their short-term availability or maturity.

The fair values of notes receivable approximate their carrying amounts as reflected in the balance sheet due to interest rates that are similar to current rates.

The fair values of notes payable also approximate their carrying amounts as reflected in the balance sheet due to interest rates that are similar to current rates.

NOTE 3 ORGANIZATION
-------------------

The Company was incorporated on February 7, 1986, under the laws of the State of Georgia under the name Textile Corporation of America. The Company was formed to acquire FCI and to develop or acquire proprietary technologies in the textile industry. On July 29, 1986, the Company exchanged 2,800,426 shares of common stock for all of the outstanding stock of FCI having a net book value of $342,608 in a transaction accounted for as a pooling of interests. FCI was organized on August 19, 1981, under the laws of the State of Georgia and commenced operations on August 1, 1983. FCI was formed for the purpose of engaging in the research, development, production and marketing of a CYP machine for the manufacturing of rugs and carpets. On July 16, 1991, the directors changed the name of the Company to Tapistron International, Inc. Reference herein to the "Company" includes Tapistron International, Inc. and FCI. The Company was a development stage enterprise until January 1992 when the Company realized revenues from the sale of its first CYP machine.

NOTE 4 - INVENTORY
------------------

Inventory consists of the following components:

                                                    1996          1995
                                                -----------    ----------
 Raw materials                                  $1,413,531    $1,627,755
 Work in process                                 1,636,530       977,580
 Finished goods                                     11,090       670,055
                                                ----------    ----------
                                                 3,061,151     3,275,390
 Allowance for obsolete inventory                 (978,656)     (474,215)
                                                ----------    ----------

                                                $2,082,495    $2,801,175
                                                ==========    ==========



The Company recognized a loss related to obsolete inventory of $504,441 for the year ended July 31, 1996, and $174,215 for the year ended July 31, 1995.

It is reasonably possible that the estimate of allowance for obsolete inventory will change within the next year.

NOTE 5 - PROPERTY AND EQUIPMENT
-------------------------------

Property and equipment consists of the following major classifications:

                                           1996                                       1995
                             ---------------------------------            -------------------------------
                                                   Accumulated                               Accumulated
                                Cost              Depreciation               Cost            Depreciation
                             -----------          ------------            -----------        ------------
Land                          $        -             $      -              $  801,161          $      -
Building and improvements              -                    -               2,514,515           162,222
Leasehold improvements                 -                    -                   3,043             3,043
Office furniture, fixtures
 and equipment                   501,435              306,490                 586,934           284,485

Machinery and equipment        1,167,365              490,114               1,652,207           345,266

Vehicles                          16,914               11,841                  16,914             8,457
                              ----------             --------              ----------          --------
                              $1,685,714             $808,445              $5,574,774          $803,473
                              ==========             ========              ==========          ========


Depreciation expense totaled $389,667 for 1994, $462,534 for 1995 and $390,125 for 1996.

NOTE 6 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES
----------------------------------------------

Accounts payable and accrued expenses consist of the following:

                                     1996        1995
                                   --------   ----------
Trade accounts payable
Reserve for product warranties     $ 33,970   $1,498,757
Other                                10,000       25,000
                                    498,350      349,655
                                   --------   ----------

                                   $442,320   $1,873,412
                                   ========   ==========

NOTE 7 - LIABILITIES SUBJECT TO SETTLEMENT UNDER REORGANIZATION PROCEEDINGS:
----------------------------------------------------------------------------

If it is probable that the collateral value related to pre-petition secured liabilities exceeds the amount of the obligation, such liabilities are included in short-term debt.

The remainder of the pre-petition liabilities (including situations where it cannot be determined whether the collateral value exceeds the amount of the obligation) are:

                                                                                                          June 21, 1996
                                                                                                          -------------
   Accounts Payable                                                                                          $1,366,572
   Unsecured Term Notes                                                                                         216,458
   Accrued Expenses (including accrued interest on debt at time of filing                                        16,759
                                                                                                             ----------

   Total liabilities subject to settlement under reorganization proceedings                                  $1,609,577
                                                                                                             ==========

A plan of reorganization may materially change the amount and terms of these pre-petition liabilities.

The portions of debt contractually due within one year following each respective balance sheet date are not classified in current liabilities because such amounts will be settled under a plan of reorganization.

A portion of the Company's work-in-process inventory is encumbered under prepetition short-term debt agreements.

NOTE 8 - LEASES
---------------

In June, 1996, the Company completed the refinancing of its main facility under a sale/leaseback arrangement. The facility was sold for $1.9 million, $1.86 million of which was used to pay off the existing mortgage. The Company then entered into an operating lease for a term of five years. The lease requires minimum annual rental payments of $302,500 in 1997, $317,625 in 1998, $333,506 in 1999, $350,182 in 2000, and $303,877 in 2001. The Company has the option to purchase the property at any time during the lease term.

The Company also leases office space, warehouse space, and equipment under short-term operating leases. Rental expense under all operating leases totaled $80,734 for 1994, $50,941 for 1995 and $52,442 for 1996.

NOTE 9 - DEBT
-------------

Long-term debt consists of the following:

                                                 1996       1995
                                               -------   ----------
 7.2% Promissory note, maturing in
      January 1996, payable $2,600
      monthly including interest,
      collateralized by treasury
      stock                                     $    -   $   15,280

 9.3% Promissory note, maturing in
      January 2002, payable $1,200
      annually, unsecured and
      subject to settlement under
      a plan of reorganization                   4,869        5,553

 10% Promissory note, maturing June 1,
      1996, interest only payable
      through December 1994,
      monthly principal and interest
      payments of $120,114 payable
      beginning January 1996,
      collateralized by real property                -    1,792,243

 5.8% Promissory note, maturing
      September 9, 1998, payable $375
      monthly including interest,
      collateralized by equipment                9,788       12,976
                                              --------   ----------
                                                14,657    1,826,052

 Less:  Current portion                          4,729    1,812,051
        Current portion subject to settlement
        under a plan of reorganization             768
                                               -------   ----------
                                               $ 9,180   $   14,001
                                               =======   ==========


Aggregate maturities of long-term debt for the five years subsequent to July
 31, 1996, are as follows:

  July 31, 1997                                    $    5,477
  July 31, 1998                                         5,133
  July 31, 1999                                         1,638
  July 31, 2000                                           976
  July 31, 2001                                         1,067
       Thereafter                                         366

Short-term debt consists of a line of credit agreement bearing interest at 10% and various promissory notes bearing interest at rates varying from 6% to 13%. A significant portion of the short-term debt is collateralized by CYP Loom machines.

Interest expense on debt totaled $55,701 for 1994, $248,594 for 1995 and $314,611 for 1996.

NOTE 10 - STOCK OPTIONS
-----------------------

In April 1992, the Company adopted the 1992 qualified employee stock option plan (the "1992 Plan") which provided for the granting of options to employees for the purchase of up to 350,000 shares of common stock of the Company at a price not less than fair market value on the date the options are granted. The shareholders of the Company subsequently approved an increase in the number of shares available for issuance under the 1992 Plan to 1,350,000 shares. Previously, the Company had a qualified employee stock option plan (the "1989 Plan") which provided for the granting of options to employees for the purchase of approximately 210,000 shares of which options for approximately 192,500 have been granted. The 1989 Plan was terminated with the adoption of the 1992 Plan. In addition, the Company has, at various times, granted options outside of the Plan to employees and non-employees.

The following table summarizes option activity:


                                      Number of          Option Price
                                       Shares              Per Share
                                    ------------        ---------------
Outstanding as of July 31, 1991         554,062          $2.14 - $3.57
  Granted                               545,528          $5.00 - $6.75
  Exercised                             (86,470)             $3.57
  Expired                               (17,512)             $3.57
                                     ----------
Outstanding as of July 31, 1992         995,608          $3.57 - $6.75
  Exercised                            (209,605)             $3.57
  Expired                                (3,500)             $5.00
                                     ----------
Outstanding as of July 31, 1993         782,503          $2.14 - $3.57
  Granted                             1,513,000          $2.75 - $7.125
  Exercised                             (25,000)             $3.57
  Expired                              (248,000)         $6.75 - $7.125
                                     ----------
Outstanding as of July 31, 1994       2,022,503          $2.75 - $7.125
  Granted                               111,000         $1.875 - $2.625
  Exercised                                  -                 -
  Expired                              (141,500)        $2.750 - $7.125
                                     ----------
Outstanding as of July 31, 1995       1,992,003         $1.875 - $7.125
  Granted                               600,000           $.50 - $.87
  Exercised                                  -                 -
  Expired                                    -                 -
                                     ----------
Outstanding as of July 31, 1996       2,592,003         $1.875 - $7.125
                                     ==========

Exercisable                           2,592,003
                                     ==========


Options outstanding as of July 31, 1991, for the purchase of 86,049 shares of the Company's common stock were exercised during April 1992 by the surrender of 28,502 shares of the Company's common stock.

Options outstanding as of July 31, 1992, for the purchase of 209,605 shares of the Company's common stock were exercised by and the subscription notes receivable were paid by the surrender of 95,649 shares of the Company's common stock.

In connection with the initial public offering on June 23, 1992, the Company issued representative's options to purchase up to an aggregate of 225,000 shares of the Company's common stock and 225,000 warrants at an initial purchase price of $11.138 per share of the Company's common stock and $.165 per non-redeemable warrant. These options are exercisable from June 24, 1993 through September 3, 2003. The non-redeemable warrants issuable upon exercise of the representative's options are not subject to redemption by the Company. The options also contain provisions providing for adjustment of the exercise price upon occurrence of certain events, including the issuance of shares of common stock or other securities convertible into or exercisable for shares of common stock at a price per share less than the exercise price or the market price, recapitalization, reclassification, stock dividend, stock split, stock combination or similar transactions. The representative's options have not been included in the above table.

NOTE 11 - WARRANTS
------------------

During the year ended July 31, 1992, the Company issued redeemable warrants to purchase 2,587,500 shares of common stock of the Company at a purchase price of $8.10 per share, exercisable from June 24, 1993 through June 23, 1997. During the year ended July 31, 1992, the Company issued warrants to purchase 45,049 shares of common stock of the Company at $3.93 per share and 34,727 shares at $5.50 per share expiring at various dates through December 1994. During the year ended July 31, 1994, warrants for the purchase of 18,550 shares of the Company's common stock at a purchase price of $3.93 were exercised and warrants for the purchase of 26,499 shares of the Company's common stock at a purchase price of $3.93 expired. During the year ended July 31, 1995, warrants for the purchase of 50,000 shares at an exercise price of $1.00 were issued, warrants for the purchase of 34,727 shares at an exercise price of $5.50 expired, and no warrants were exercised during the year. Warrants for the purchase of 2,637,500 shares of the Company's common stock remain outstanding as of July 31, 1996.

NOTE 12 - RELATED PARTY TRANSACTIONS
------------------------------------

During the three years ended July 31, 1996, the Company borrowed various amounts from a principal shareholder and former director of the Company and his family members, who are also shareholders. The shareholder was a director during the year ended July 31, 1996. As of July 31, 1996, the Company was indebted to this shareholder in the amount of $625,000 through a line of credit agreement bearing interest at 10%.

During the year ended July 31 1996, the Company expensed $219,000 in consulting, legal, and administrative fees owed to a principal shareholder. The Company was also indebted to this shareholder's law firm for $174,000 for legal fees in association with the reorganization.

During the year ended July 31, 1994, the Company contracted with an engineering consulting firm, whose Chief Executive Officer and President was also a director of the Company, to develop a new model of the CYP machine. During the years ended July 31, 1994, 1995, and 1996 the Company incurred approximately $2,733,000, $2,643,000, and $0, respectively, in fees to this firm.

During the year ended July 31, 1996, consulting fees of $50,000 were paid to a capital company whose Chairman is a former director of the Company. Also during the year ended July 31, 1996, $50,000 was borrowed from this capital company.

During the year ended July 31, 1996, the Company borrowed approximately $16,000 from an officer of the Company. The amount was also paid back to the officer during the year.

During the year ended July 31, 1996, 200,000 shares of the Company's common stock were issued to two former directors in consideration for services rendered to the Company.

NOTE 13 - DOMESTIC AND EXPORT SALES
-----------------------------------

The following table summarizes the sales of the Company:

                        1996         1995         1994
                     ----------   ----------   ----------

  North America      $1,200,322   $1,659,928   $1,627,510
  Asia                   24,822       32,432      787,550
  Pacific Rim            58,854       38,226    1,900,000
  Europe                 21,501      834,958            -
                     ----------   ----------   ----------
     Total sales     $1,305,499   $2,565,544   $4,315,060
                     ==========   ==========   ==========

NOTE 14 - MAJOR CUSTOMERS
-------------------------

Substantially all sales were made to five customers during the year ended July 31, 1994, two customers during the year ended July 31, 1995, and two customers during the year ended July 31, 1996.

NOTE 15 - INCOME TAXES
----------------------

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the tax bases of those assets and liabilities. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                              1996            1995
                                          -----------     -----------

Deferred tax assets
  Accounts receivable                     $    16,000     $    80,000
  Inventory                                    96,000          96,000
  Accrued expenses and reserves                14,000          15,000
  Net operating loss carryforward           8,006,000       6,341,000
  Valuation allowance                      (8,132,000)     (6,527,000)
                                          -----------     -----------
                                                   -            5,000
Deferred tax liabilities
  Intangible assets                                -            5,000
                                          ------------    ------------

Net deferred tax assets and liabilities   $        -     $         -
                                          ============    ============


As of July 31, 1996, the Company had net operating loss carryforwards of approximately $21,186,000 available to offset future taxable income which will expire in various years through 2011. A valuation allowance of $8,132,000 has been recognized primarily to offset the related deferred tax assets due to the uncertainty of realizing the benefit of the loss carryforwards.

NOTE 16 - SUBSEQUENT EVENTS
---------------------------

As of August 29, 1996, the Company's stock has been delisted from the NASDAQ National Market. The Company's warrants were delisted as of August 20, 1996.

NOTE 17 - GOING CONCERN
-----------------------

As shown in the accompanying financial statements, the Company has incurred recurring losses from operations and, as a result, has experienced cash flow problems. These factors raise substantial doubt about the company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent first on its ability to raise additional capital to meet its immediate working capital requirements and ultimately on its ability to obtain profitable operating results. Management intends to raise additional capital through either the placement of a debt or equity offering.

NOTE 18 - COMMITMENTS AND CONTINGENCIES
---------------------------------------

The Company is a party to a number of legal actions arising in the ordinary course of its business. In management's opinion, the Company has adequate legal defenses and/or insurance coverage respecting each of these actions and does not believe that they will materially affect the Company's operations or financial position. All litigation was stayed on June 21, 1996 by virtue of the commencement of the bankruptcy case.

NOTE 19 - ASSETS SUBJECT TO LIENS
---------------------------------

The Company has pledged three of its CYP machines as collateral on three short-term notes payable. Two of these machines are currently included in work-in-process inventory, and one machine is included in fixed assets. The machines pledged and the related note balances (including accrued interest) are as follows:


    Collateral            Collateral's Book Value  Loan's Book Balance
    Description             as of July 31, 1996    as of July 31, 1996
    -----------           -----------------------  -------------------
2.0 Meter CYP Machine             $195,079               $155,209
4.4 Meter CYP Machine              228,739                629,961
4.4 Meter CYP Machine              411,609                252,622


                                   SCHEDULE I
                       VALUATION AND QUALIFYING ACCOUNTS


                                                       Additions
                                          Balance at   Charged to               Balance
                                          Beginning     Cost and                 at End
                                           of Year      Expenses   Deductions   of Year
                                         ----------   ----------   ----------  ---------
Allowance for Doubtful Accounts
-------------------------------
  Year Ended July 31, 1996                $200,000     $            $160,095    $ 39,905
                                          ========     ========     ========    ========

Allowance for Obsolete Inventory
--------------------------------
  Year ended July 31, 1996                $474,215     $547,440     $ 42,999    $978,656
                                          ========     ========     ========    ========

Allowance for Uncollectible Long-Term
  Receivables
--------------------------------------
   Year ended July 31, 1996               $            $500,000     $           $500,000
                                          ========     ========     ========    ========

LOGO

   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JANUARY 21, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         TAPISTRON INTERNATIONAL, INC.
                              6203 ALABAMA HIGHWAY
                                 P. O. BOX 1067
                            RINGGOLD, GEORGIA 30736

  The undersigned shareholder hereby appoints J. Darwin Poe and Gary L. Coulter, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Tapistron International, Inc., held of record by the undersigned on November 25, 1996, at the Annual Meeting of Shareholders to be held January 21, 1997, or any adjournment thereof.

  The Board of Directors recommends a vote FOR (1) and (2).

(2) ELECTION OF DIRECTORS.

Nominees to serve a three-year       Nominees to serve a two-
term expiring in 1999:               year term expiring in 1998:
  Gary L. Coulter                      Kim Amos
  J. Darwin Poe                        Robert Culbreth

[_] FOR all nominees (except names  [_] WITHHOLD AUTHORITY to vote
  marked to the contrary above).      for all nominees listed above.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE NOMINEE'S NAME IN THE LIST ABOVE).
--------------------------------------------------------------------------------

LOGO
(3) RATIFY THE SELECTION OF DUDLEY, HOPTON-JONES, SIMS & FREEMAN, PLLP, AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1997.
                    FOR  [_]    AGAINST  [_]    ABSTAIN  [_]
--------------------------------------------------------------------------------
(4) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                             Dated: _____________________, 199
                                             ----------------------------------
                                                         Signature
                                             ----------------------------------
                                                 Signature if held jointly
                                             Please sign exactly as name ap-
                                             pears on your certificate. When
                                             shares are held by joint tenants,
                                             both should sign. When signing as
                                             attorney, executor, administra-
                                             tor, trustee or guardian, please
                                             give full title as such. If a
                                             corporation, please sign in full
                                             corporate name by President or
                                             other authorized officer. If a
                                             partnership, please sign in part-
                                             nership name by authorized per-
                                             son.